Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
The Board of Directors
Chemical Financial Corporation:
We consent to the use of our reports dated February 28, 2019, with respect to the consolidated statements of financial position of Chemical Financial Corporation as of December 31, 2018 and 2017, and the related consolidated statements of income, comprehensive income, changes in shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2018,and the related notes, and the effectiveness of internal control over financial reporting as of December 31, 2018, incorporated herein by reference in the registration statement.

/s/ KPMG LLP
Detroit, Michigan
May 15, 2019